UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On March 14, 2012, Ivanhoe Energy Inc. (“Ivanhoe” or “the Company”) entered into a U.S. $50 million short-term secured credit agreement (the “Short-term Loan”) among Ivanhoe as borrower, the Subsidiary Guarantors, as defined below, UBS Securities LLC (“UBS”) as arranger bookmanager, documentation agent and syndication agent, UBS AG, Stamford Branch, as administrative agent and UBS AG Canada Branch as collateral agent.  Amounts outstanding under the Short-term Loan will initially bear interest, depending on the form of borrowing, at a rate of 9-10% above a floating short-term prime lending rate.  The Short-term Loan is secured by a first charge on the oil sands leases comprising the Company’s Tamarack Project (the “Tamarack Leases”) and a pledge of the shares of certain of the Company’s subsidiaries (the “Guarantor Subsidiaries”).

The Short-term Loan provides for an initial drawdown of U.S. $30 million and an option for the Company to draw down an additional U.S. $20 million (the “Accordion Facility”) and has a term of 12 months.

The principal amount of the Short-term Loan outstanding from time to time shall accrue interest initially at a spread of 9-10%, depending on the form of borrowing, above the applicable underlying short-term lending rate to be paid monthly.  The rate of interest shall be increased by 1% per month, effective on the 7th month of the term of the Short-term Loan.

As partial consideration for providing the Short-term Loan, UBS is entitled to certain fees payable by the Company, which are customary in connection with short-term lending arrangements and, if the Company elects to draw down on the Accordion Facility, UBS will be entitled to an additional fee.

The Short-term Loan is secured by (together, the “Security”): a fixed charge debenture granting a mortgage, charge and security interest over the Tamarack Leases; and a charge to the Lenders by the Company and each of the Guarantor Subsidiaries of their respective share interests.  Joint and several guarantees of the Company’s obligations under the Short-term Loan were provided by certain of the Guarantor Subsidiaries.

In addition, the Company must use the applicable portion of the net cash proceeds from any disposition of the Security, and certain enumerated assets, in satisfaction of the amounts then owing under the Short-term Loan in priority to other expenditures.

As a condition to the availability of the Short-term Loan, the Company and Ivanhoe Capital Finance Ltd. (“ICFL”) agreed to amend ICFL’s existing U.S. $10 million unsecured loan (the “ICFL Loan”, attached hereto as exhibit 10.1) to extend its maturity date beyond the maturity date of the Short-term Loan (the “ICFL Amendment”).  ICFL is a company wholly owned by Mr. Friedland, the Company’s Founder and Executive Co-Chairman.  Mr. Friedland owns approximately 15% of the of the Company’s outstanding shares of common stock (“Common Shares”).

Under the ICFL Loan, the funds were advanced to the Company on January 3, 2012. Interest on the loan is 13.33% per annum, calculated monthly and due upon maturity. On March 14, 2012, the ICFL loan agreement was amended to provide that at ICFL’s option, the outstanding amount of the loan may be converted into common shares of the Company at Cdn. $0.96 per share.

Under the ICFL Amendment, as consideration for ICFL’s agreement to extend the maturity date of the ICFL Loan, the Company agreed to give ICFL the right to convert the outstanding principal amount of the ICFL Loan into Common Shares, at a conversion price of Cdn. $0.96 per share.  The conversion price of Cdn. $0.96 was calculated with reference to the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange for the 5 consecutive trading days preceding March 12, 2012. This summary of the ICFL Amendment is qualified in its entirety by reference to the ICFL Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

As an additional condition to the availability of the Short-term Loan, the Company entered into an agreement with Talisman Energy Canada (“Talisman”) whereby Talisman agreed, for a period of 18 months to subordinate its first priority interest in the Tamarack Leases to the security interest securing the Short-term Loan.

This summary of the Short-term Loan is qualified in its entirety by reference to the Short-term Loan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Loan Agreement, dated as of December 30, 2011

10.2	Amendment to Loan Agreement, dated as of March 14, 2012

10.3	Credit and Guaranty Agreement, dated as of March 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 20, 2012

IVANHOE ENERGY INC.

By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett
Title: Vice President and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Loan Agreement, dated as of December 30, 2011

10.2	Amendment to Loan Agreement, dated as of March 14, 2012

10.3	Credit and Guaranty Agreement, dated as of March 14, 2012